TRENT J. WADDOUPS

Attorney at Law              1269 EAST 100 SOUTH, #5    Telephone (801) 363-0888
Admitted only in Utah      SALT LAKE CITY, UTAH 84102   Facsimile (801) 363-8512

                                  May 13, 1997

CYBERAMERICA CORPORATION
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

To the Board of Directors of CYBERAMERICA CORPORATION:

         CYBERAMERICA CORPORATION, a Nevada corporation ("CYAA"), is planning to prepare and file a registration statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested my opinion on the shares of common stock to be issued upon the exercise of options granted pursuant to the Registration Statement and the 1997 Stock Option Plan of CyberAmerica Corporation ("Option Plan").

         This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications and limitations, all as more particularly described in Accord, and this Opinion should be read in conjunction therewith.

         In connection with the preparation of this Opinion, I have examined the following:

          1. Articles of Incorporation and Bylaws of CYAA as provided in CYAA's corporate book;

          2.   The Form S-8 Registration Statement and Section 10(a) Prospectus

          3. February 28, 1997 Resolution of the Board of Directors through which the filing of the Registration Statement was approved; and

          4.   CYAA's 1997 Stock Option Plan.

         In  expressing  the  opinions  set forth  herein,  I have  assumed  the authenticity and completeness of all corporate documents, records and instruments provided to me by CYAA. I have assumed the correctness of all statements of fact contained therein. I assumed that the information provided to me by CYAA is correct and that there are shares available to be issued pursuant to the Option Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

         Based upon the above examination and to the best of my knowledge, I am of the opinion that the options to be granted under the Option Plan as well as the shares of CYAA's common stock, par value $0.001, to be issued upon the valid and proper exercise of such options (including the payment of any applicable exercise price) will be validly issued, fully paid and nonassessable provided all options under the Option Plan are granted to employees, directors, officers, or consultants of CYAA. Such options and common stock must be granted/issued in full requirements of the Securities Act of 1933 concerning Form S-8 registration statements, including the requirement that such options not be issued as consideration for services involving a capital raising transaction. Moreover, CYAA has represented to me that an appropriate reoffer prospectus, as defined by the Securities Act of 1933, shall be filed prior to any sale of control securities granted or issued pursuant to the Option Plan. This opinion is conditioned upon the above requirements being met.

         The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth therein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

          A. Certain of the remedial provisions of the Option Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

          B. I expressly except from the opinion set forth herein any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the transaction that are the subject of the opinion herein contained.

          C. To the extent any opinion set forth above is qualified by reference to my knowledge, my knowledge is based solely upon (i) my examination of the items set forth in Paragraphs (1) through
               (4) above, and (ii) what was in my then-current consciousness.

          D. My responsibilities under and with respect to the Opinion and the opinion expressed herein shall at all times and in all respects be governed by and construed solely in accordance with Utah law, which law shall not include any provision or construction of Utah law that would require the application of the law of any other state or jurisdiction.

          E. In rendering the opinion that the shares of CYAA's common stock to be registered pursuant to the Registration Statement and the Option Plan will be validly issued, fully paid an nonassessable, I assumed that: (1) CYAA's board of directors will exercise good faith in the establishment of the value paid for the options to be granted under the Option Plan; (2) All issuances and cancellations of the capital stock of the corporation will be fully and accurately reflected in the corporation's Stock Records as provided by CYAA's transfer agent; and (3) The consideration, as determined by CYAA's Board of Directors, to be received in exchange for each issuance of common stock of the corporation will be paid in full and will actually be received by the corporation.

          F. The opinion set forth herein, insofar as it relates to specific agreements or documents, relates to the specified agreements or documents and to the exhibits or schedules referred to in this Opinion and attached to such agreements or documents at the time of my examination of such agreements or documents. Said opinion does not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this Opinion.

          G. I expressly except from the opinion set forth herein any opinion concerning the need for or compliance by any party, and in particular by CYAA, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Utah, the State of Nevada or any other jurisdiction.

         This Opinion may be relied upon by you only in connection with the Transaction as that term is defined in the Accord and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.

                                            Very truly yours



                                            /s/ Trent J. Waddoups
                                            ---------------------
                                            Trent J. Waddoups
                                            Attorney at Law